                    ZING TECHNOLOGIES, INC. AND SUBSIDIARIES

                     EXHIBIT 11-STATEMENT RE: COMPUTATION OF
                 COMMON AND COMMON EQUIVALENT PER SHARE EARNINGS

                                                                  THREE MONTHS ENDED SEPTEMBER 30,
                                                                      1996                1995
                                                                 ---------------------------------
Average shares outstanding....................................        2,522               2,597

Net effect of dilutive stock options and warrants - based
    on the treasury stock method using average market price...           15                  89
                                                                      -----               -----

Shares used for computation...................................        2,537               2,686

Net income....................................................        $ 578             $ 1,850
                                                                      =====             =======


Net Income per Common and Common Equivalent Share.............        $ .23               $ .69
                                                                      =====               =====

                                  Page 13 of 13